Press Release

First Century Bankshares, Inc.

First Century Bank

January 3, 2012

Bluefield, WV - Frank W. Wilkinson, President and Chief Executive Officer of First Century Bankshares, Inc. (OTCBB - FCBS) and First Century Bank, Bluefield, West Virginia, has announced the appointment of Michael R. Shott as Chairman of the Board of Directors of the holding company and the bank, effective January 1, 2012.

Michael R. Shott became a member of the First Century Bankshares, Inc. and First Century Bank Boards of Directors on April 26, 2011. He has brought to the Board his business experience and his management and leadership skills as a principal owner and operator of JanPak, Inc., a company that serves customers throughout the United States, Canada, Mexico, Puerto Rico and Japan. He has served as the Chairman and Chief Executive Officer of JanPak, Inc., a leading supplier of cleaning and packaging solutions, since 1993. Mr. Shott is also the founder and Chief Executive Officer or President of several entities that are involved in real estate development and capital raising ventures. He graduated from Bluefield High School and Florida State University with a Bachelor of Science in Business Administration. He was also recognized by Cambridge Who's Who for demonstrating dedication, leadership and excellence in marketing and finance. Mr. Shott is a past director of the Greater Bluefield Chamber of Commerce and the Greater Bluefield Community Center and is a past Chairman of the West Virginia Roundtable. He is presently a member of the Hugh I. Shott, Jr. Foundation, Inc. Mr. Shott and his wife Sandy have four children and six grandchildren and reside in Mooresville, North Carolina.

President Wilkinson also announced the recent addition of three new members to the First Century Bank Board of Directors: Dr. Stephen H. Blaydes; Timm Boggess and R. Woodrow "Woody" Duba.

Dr. Stephen H. Blaydes is a graduate of Woodberry Forest School, Princeton University and the University of Virginia School of Medicine. He is currently a third generation eye surgeon in his family's practice in Bluefield, West Virginia known as The Blaydes Clinic. Dr. Blaydes has been a lifelong community member, and he has served on various medical, educational, and nonprofit boards throughout the community during his time in Bluefield. He and his wife, Kathleen, have one son, Charles.

Timm Boggess is from Princeton, West Virginia and is currently legal counsel for Met Resources. He is a graduate of Princeton Senior High School, Wake Forest University and Wake Forest School of Law. He is a member of the West Virginia State Bar Association and the Mercer County Bar Association. He was a member of the law firm of Wills & Sadler, was Assistant Prosecuting Attorney, Chief Assistant Prosecuting Attorney and Prosecuting Attorney from 2007 to 2010. In January 2011, he began as General Counsel at Met Resources, a family-owned business operating in the coal industry. Mr. Boggess is active in many community activities, including the Princeton Rotary Club, Mercer County Opportunity Industries and is also Chairman of the Mercer County Board of Health. He and his wife, Gina Preservati Boggess, have three children.

R. Woodrow "Woody" Duba serves as General Manager of Beaver Coal Company. Mr. Duba has been General Manager of Beaver Coal Company since 1992 and has 36 years of professional work experience in land management, education and coal mining. He directs all aspects of operational policies for Beaver Coal. He is extremely involved in economic activities throughout Raleigh County and southern West Virginia to include the YMCA Sports Complex, the Pinecrest Business and Technology Park, the Erma C. Byrd Higher Education Center, and the Burning Rock Off Road Park. He has also been Past Chairman and sits on the Executive Board of the Beckley/Raleigh County Chamber of Commerce, on the Board of Directors of the Beckley/Raleigh County Transportation Authority, The First Tee Foundation of Beckley, and The Jobs Foundation of Beckley. He is also the President of the West Virginia Land and Mineral Owner's Association. Mr. Duba also serves on the Raleigh County Advisory Board for First Century Bank. He and his wife, Linda, have four children and live in the Beckley Community.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.